Exhibit 99.1

Media Relations:	Investor Relations:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com

LipoScience Announces Appointment of Howard Doran as President and Chief Executive Officer

Senior Executive from Cytyc Corporation, Hologic, Inc. and Constitution Medical Brings Deep IVD Leadership Experience to LipoScience

RALEIGH, N.C. , January 22, 2014 (Globe Newswire) - LipoScience, Inc. (Nasdaq:LPDX) today announced the appointment of Howard Doran to the position of President and Chief Executive Officer and as a member of the LipoScience, Inc. Board of Directors, effective February 3, 2014.

Mr. Doran was most recently President & Chief Operating Officer of Constitution Medical, Inc., an early stage in vitro diagnostics company, developer of the Bloodhound Fully Integrated Hematology System, which was acquired by Roche Diagnostics, Inc. in July 2013. Prior to Constitution Medical, Mr. Doran was a member of the senior executive team of Hologic, Inc. and served as President of Hologic’s Global Diagnostics business. Mr. Doran joined the senior management team of Hologic in 2007 at the time of Hologic’s acquisition of Cytyc Corporation, where he had been serving as Vice President and Business Unit Director of Cytyc’s $500 million in vitro diagnostics business. From 1997 through 2007, Mr. Doran was a key member of the management team of Cytyc Corporation during Cytyc’s dramatic growth, serving in a number of senior commercial roles of increasing responsibility including physician sales and marketing, managed care initiatives and laboratory sales and marketing.

“We are very excited to have engaged an executive with such broad experience in areas of importance for LipoScience. Howard has a very impressive track record and the Board looks forward to working with him to establish LipoScience as the premier company bringing advanced cardiovascular diagnostics to physicians and their patients. We also want to thank Bob Greczyn for his leadership over the last several months,” said Buzz Benson, Chairman of LipoScience.

LipoScience, Inc 2500 Sumner Blvd, Raleigh, NC 27616 (919) 212-1999 liposcience.com

“My longstanding enthusiasm about the prospects for success at LipoScience increased during my tenure as interim Chief Executive Officer as a result of the opportunity I had to work directly with the Company’s talented and dedicated employees,” said Bob Greczyn, Board member and former interim Chief Executive Officer of LipoScience. “I’m equally enthusiastic that the Board has attracted an accomplished executive like Howard who has demonstrated time and again an ability to establish reimbursement among different payors, as well as generate physician, laboratory and patient demand for innovative diagnostics. That experience, combined with his recent leadership in the product development arena with Constitution Medical and the Bloodhound System, makes Howard the ideal leader for LipoScience at this stage of its development. I look forward to working through a short executive transition period with Howard and continuing my role as an independent director and as chair of a new Board committee that will be focused on health systems and payor strategies,” he continued.

About LipoScience, Inc.

LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The company’s first diagnostic test, the NMR LipoProfile test measures the number of low-density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. Over 10 million NMR LipoProfile tests have been ordered to date.

LipoScience’s automated clinical analyzer, Vantera, has been cleared by the U.S. Food and Drug Administration (FDA). It requires no previous knowledge of NMR technology to operate and has been designed to dramatically simplify complex technology through ease of use and walk away automation. The Vantera Clinical Analyzer will be placed with national and regional clinical laboratories, and is in use at LipoScience’s CLIA laboratory in Raleigh, NC.

LipoScience is striving toward the NMR LipoProfile test becoming the preferred choice by physicians for the management of cardiovascular disease. For further information on LipoScience, please visit www.liposcience.com and www.theparticaltest.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Further information on potential factors and other risks that could affect the Company's business and operating results is included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and other filings the Company makes with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Relations page of the Company's website at http://investor.liposcience.com/. The statements made herein are based on information available to LipoScience as of the date of this press release, and the Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

LipoScience, Inc 2500 Sumner Blvd, Raleigh, NC 27616 (919) 212-1999 liposcience.com